Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement on Form F-3 of our reports dated April 28, 2026, relating to the financial statements of AIFU Inc. (formally known as “AIX Inc.” and “Fanhua Inc.”) and the effectiveness of AIFU Inc. (formally known as “ AIX Inc. “ and “ Fanhua Inc.”) internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

May 26, 2026

Enrome LLP	143 Cecil Street #19-03/04 GB Building Singapore 069542	admin@enrome-group.com www.enrome-group.com